EXHIBIT 99.1

Contact:	Richard Edwards
Polaris Industries Inc.
763-542-0500

POLARIS REPORTS RECORD THIRD QUARTER SALES AND EARNINGS FROM
CONTINUING OPERATIONS; SALES GREW 15 PERCENT TO $511 MILLION; EARNINGS
PER SHARE FROM CONTINUING OPERATIONS INCREASED 8 PERCENT TO A RECORD
$1.00 PER DILUTED SHARE

Third Quarter Highlights:

•	26th consecutive quarter of increased sales and net earnings from continuing operations

•	ATV sales grew 18%, international sales grew 60%, and PG&A sales increased 20%

•	Repurchased 265,000 shares of common stock during the third quarter 2004

•	Increasing full year 2004 sales growth guidance to 11 to 13 percent and increasing and narrowing full year 2004 earnings from continuing operations guidance to $2.97 to $3.01 per diluted share, a 12% to 13% increase over 2003 reported earnings from continuing operations

Note: All periods presented reflect the classification of the marine products division’s financial results, including the loss from discontinued operations and the loss on disposal of the division as discontinued operations.

MINNEAPOLIS (October 14, 2004) — Polaris Industries Inc. (NYSE/PSE: PII) today reported record net income from continuing operations of $1.00 per diluted share for the third quarter ended September 30, 2004, an eight percent increase over the prior year third quarter net income from continuing operations of $0.93 per diluted share. Higher sales volume from all-terrain vehicles (ATVs), Victory motorcycles, parts, garments and accessories (PG&A) and international operations contributed to the third quarter earnings increase. Reported net income from continuing operations for the third quarter 2004 was a record $44.6 million, a six percent increase over the prior year third quarter net income from continuing operations of $42.2 million. Sales from continuing operations for the third quarter 2004 totaled a record $510.6 million, up 15 percent from the prior year’s third quarter sales of $444.4 million.

     “We are pleased with the acceleration we experienced in our sales during the quarter,” said Tom Tiller, President and Chief Executive Officer. “Several factors contributed to the sales improvement including the excitement generated at our 50th Anniversary celebration this past July where the Company held the largest new product introduction in the Company’s history for the 2005 model year. Additionally, we experienced good growth in sales at the retail consumer level during the third quarter from the Factory Authorized Clearance sales promotional program which helped make room for our 2005 models at our dealers. And as we have seen for several quarters now, our overseas international operations continue to show very strong growth.” Tiller continued, “Commodity costs have continued to increase, particularly in steel and fuel, which has put some pressure on our gross margins in the short term. However, we continue to expect 2004 to be another record year in sales and earnings from continuing operations, our 23rd consecutive year of record earnings for the Company.”

Impact of Marine Products Division exit on third quarter results

     As previously reported, the Company announced that it had decided to cease to manufacture marine products effective September 2, 2004. The marine products division’s financial results are being reported separately as discontinued operations for all periods presented. In the third quarter of 2004, the Company recorded a loss on disposal of discontinued operations of $35.6 million before tax, or $23.9 million after tax. This loss includes the estimated costs to support the dealers in selling their remaining inventory, additional incentives and discounts to encourage consumers to purchase remaining products, the disposal of factory inventory, tooling and other physical assets, and the cancellation of supplier arrangements. The Company’s third quarter 2004 loss from discontinued operations was $2.1 million, net of tax, or $0.05 per diluted share, compared to a loss of $2.8 million, net of tax, or $0.06 per diluted share in the third quarter 2003. Reported net income for the third quarter 2004, including both continuing and discontinued operations, was $18.7 million, or $0.42 per diluted share.

Nine Month Results from Continuing Operations

For the nine months ended September 30, 2004, Polaris reported an 11 percent increase in net income and earnings per share from continuing operations of $89.1 million or $1.98 per diluted share compared to $80.3 million or $1.79 per diluted share from continuing operations in the first nine months of 2003. Sales for the nine months ended September 30, 2004 totaled $1,234.2 million, up 13 percent from $1,097.0 million in the comparable period of 2003.

     (In millions except per share data)

	3rd Quarter ended			Year to date ended
	September 30,			September 30,
	2004	2003	Change	2004	2003	Change
Sales	$510.6	$444.4	15%	$1,234.2	$1,097.0	13%
Operating income from continuing operations	$67.4	$63.8	6%	$135.4	$118.7	14%
Net Income from continuing operations	$44.6	$42.2	6%	$89.1	$80.3	11%
Earnings per share from continuing operations (diluted)	$1.00	$0.93	8%	$1.98	$1.79	11%
Earnings per share (diluted)	$0.42	$0.87	(52)%	$1.27	$1.62	(22)%

Note: All periods presented reflect the classification of marine products division’s financial results, including the loss from discontinued operations and the loss on disposal of the division as discontinued operations.

     ATV (all-terrain vehicle) sales growth was strong, increasing 18 percent in the third quarter 2004 compared to last year’s third quarter. Sales growth was driven by the successful introduction of the 2005 model year ATVs including the completely redesigned Sportsman line. Sales of Polaris ATVs outside of North America continued to grow, increasing 67 percent during the third quarter 2004 compared to the third quarter of 2003. Additionally, the Company introduced several new models that will begin shipping in the fourth quarter 2004 including the all new Sportsman 800 EFI (electronic fuel injection), the biggest and most powerful ATV on the market today, the new Sportsman 700 MV (military version) and a new entry-level ATV called the Phoenix. For model year 2005, 62 percent of the Polaris ATV lineup is new. North American dealer inventory of ATVs at September 30, 2004 is lower than the dealer inventory levels a year ago.

     Sales of Parts, Garments and Accessories increased 20 percent during the third quarter 2004 over the third quarter 2003. Snowmobile and ATV PG&A sales growth was the primary reason for the increase in sales with both lines experiencing very strong growth during the third quarter 2004. The PG&A business continues to focus on accelerating innovation, maintaining high order fill rates and driving towards industry leading product and service quality. An example of the innovative products in PG&A is the recently introduced new Lock and Ride™ system developed exclusively for Polaris ATVs, which makes installation of ATV accessories fast and easy without the use of tools.

     Sales of Victory motorcycles increased to $11.1 million during the third quarter 2004 up from $4.9 million in the third quarter of 2003. For the nine month period ended September 30, 2004, sales of Victory motorcycles increased 35 percent from the comparable period in 2003. Growing brand recognition, an increase in the number and quality of Victory dealers and the initial production and shipment of the model year 2005 motorcycles contributed to the increase in sales for the third quarter 2004.

     Snowmobile sales decreased two percent during the third quarter 2004 compared to the third quarter 2003 due to the differences in planned timing of shipments as most of the all-new 900 Fusion and 900 RMK snowmobiles will be shipped in the fourth quarter of 2004. For the nine month period ended September 30, 2004, sales of snowmobiles have increased 17 percent from the comparable period in 2003.

     Gross profit, as a percentage of sales, was 24.2 percent for the third quarter 2004, a decrease from 24.8 percent in the comparable quarter of 2003. The lower gross profit margin for the third quarter was the result of increased raw material costs, primarily for steel, incremental transportation and fuel costs, and the added manufacturing startup costs associated with the increased number of new 2005 model year ATVs and snowmobiles. These increased costs were partially offset by ongoing product cost reduction efforts during the third quarter of 2004. For the year to date period ended September 30, 2004, the gross profit margin has increased to 23.8 percent compared to 23.1 percent for the 2003 year to date period.

     For the third quarter 2004, operating expenses increased 18 percent to $63.5 million or 12.4 percent of sales compared to $53.6 million or 12.1 percent of sales for the third quarter 2003. Research and development expenses increased 23 percent in the third quarter 2004 compared to the third quarter of 2003, as the Company continued to accelerate investment in the design and development of new products. In the third quarter 2004, the Company held the largest new product introduction in the Company’s history, driven by the increased research and development investments made over the past several quarters. Sales and marketing expenses increased 22 percent in the third quarter 2004 compared to the third quarter of 2003, as Polaris continues to work towards upgrading its distribution network of nearly 2,000 dealers in North

America in the areas of sales, service, and merchandising which is expected to translate into accelerated sales growth and a stronger brand over time.

Financial position and cash flow

     Net cash provided by operating activities of continuing operations totaled $137.6 million for the nine months ended September 30, 2004, an increase of 61 percent when compared to net cash provided by operating activities of continuing operations of $85.4 million in the first nine months of 2003. A reduction in cash required to fund factory inventory levels in the year to date period of 2004 compared to the same period last year and higher accounts payable balances were the primary reasons for the significant increase in net cash provided by operating activities of continuing operations during the first nine months of 2004. The Company’s debt to total capital ratio was five percent at September 30, 2004, compared to six percent a year ago. Cash and cash equivalents were $106.6 million at September 30, 2004 compared to $38.3 million a year ago.

Share buyback continues

During the third quarter 2004 the Company repurchased and retired nearly 265,000 shares of its common stock at a cost of $12.6 million. Since inception of the share repurchase program in 1996, approximately 19.7 million shares have been repurchased at an average price of $21.90 per share. Under the current authorization of the Board of Directors, approximately 3.3 million shares of Polaris stock may be repurchased by the Company.

Full Year 2004 Guidance increased

     Mr. Tiller, addressing Polaris’ expectations for the remainder of the 2004 year said, “In this 50th anniversary year our Company has experienced good growth in sales and earnings from continuing operations through the first nine months. As a result, we are increasing our sales growth guidance to 11 to 13 percent for the full year 2004 and increasing and narrowing our earnings per share from continuing operations guidance to $2.97 to $3.01 per diluted share, which represents a 12 to 13 percent increase over the prior year. Our 50th anniversary year is proving to be our best year ever.”

Conference Call to be Held

     Today at 9:00 AM CDT Polaris Industries Inc. will host its quarterly earnings conference call. The conference call is accessible by dialing 800-374-6475 in the U.S. and Canada, or 706-634-4982 for International calls or via the Investor Relations page of the Company’s web site, www.polarisindustries.com. If listening to the web cast, please allow sufficient time to register and download the latest version of Real Player audio software. The conference call will be available until October 21, 2004 on Polaris’ web site or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 for international calls and entering passcode 1262485.

About Polaris

     Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.

     With annual 2003 sales of $1.6 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER for recreational and utility use.

     Polaris is the recognized leader in the snowmobile industry and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, is rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com.

     Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2004 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

(summarized financial data follows)

POLARIS INDUSTRIES INC.

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
UNAUDITED

	For Three Months Ended		For Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Sales	$510,623	$444,405	$1,234,248	$1,097,000
Cost of sales	387,206	334,296	941,076	843,194

Gross profit	123,417	110,109	293,172	253,806
Operating expenses
Selling and marketing	28,051	23,006	79,565	66,594
Research and development	15,294	12,470	44,024	33,278
General and administrative	20,158	18,148	57,037	51,496

Total operating expenses	63,503	53,624	180,626	151,368
Income from financial services	7,429	7,277	22,817	16,215

Operating Income	67,343	63,762	135,363	118,653
Non-operating Expense (Income):
Interest expense	558	593	1,705	2,035
Other expense (income) net	259	593	613	(2,360)

Income before income taxes	66,526	62,576	133,045	118,978
Provision for Income Taxes	21,954	20,338	43,905	38,668

Net Income from continuing operations	$44,572	$42,238	$89,140	$80,310

Loss from discontinued operations, net of tax	$(2,067)	$(2,761)	$(7,961)	$(7,412)
Loss on disposal of discontinued operations, net of tax	(23,852)	—	(23,852)	—

Net Income	$18,653	$39,477	$57,327	$72,898

Basic Net Income per share
Continuing Operations	$1.05	$0.99	$2.10	$1.87
Loss from discontinued operations	(0.05)	(0.07)	(0.19)	(0.17)
Loss from disposal of discontinued operations	(0.56)	—	(0.56)	—

Net Income	$0.44	$0.92	$1.35	$1.70

Diluted Net Income per share
Continuing Operations	$1.00	$0.93	$1.98	$1.79
Loss from discontinued operations	(0.05)	(0.06)	(0.18)	(0.17)
Loss from disposal of discontinued operations	(0.53)	—	$(0.53)	—

Net Income	$0.42	$0.87	$1.27	$1.62

Weighted average shares outstanding:
Basic	42,294	42,760	42,348	42,967
Diluted	44,771	45,306	44,996	44,943

Business Unit Information

	Third Quarter Ended September 30,			For Nine Months Ended September 30,
	2004	2003	%chg	2004	2003	%chg
Snowmobiles	$94,756	$96,817	(2)%	$156,829	$134,559	17%
All-terrain Vehicles	338,659	287,687	18%	843,223	767,048	10%
Victory Motorcycles	11,126	4,872	128%	49,835	37,019	35%
Parts, Garments & Accessories	66,082	55,029	20%	184,361	158,374	16%

Total Sales	$510,623	$444,405	15%	$1,234,248	$1,097,000	13%

All periods presented reflect the classification of the Marine Division’s financial results and the loss on disposal of the division as discontinued operations.

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Subject to reclassification)

	September 30, 2004	December 31, 2003
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$106,574	$82,761
Trade receivables	77,285	50,574
Inventories	198,426	166,939
Prepaid expenses and other	10,001	10,718
Deferred tax assets	64,579	59,517
Current assets of discontinued operations	6,679	17,207

Total Current Assets	463,544	387,716

Property and equipment, net	194,056	171,744
Investments in Finance Affiliate and Retail Credit Deposit	80,940	79,578
Goodwill, net	24,425	24,295
Intangible and Other Assets, net	3,194	3,342
Long term assets of discontinued operations	—	4,677

Total Assets	$766,159	$671,352

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$142,931	$63,045
Accrued expenses	212,942	235,324
Income taxes payable	15,370	22,540
Current liabilities of discontinued operations	39,413	9,569

Total current liabilities	410,656	330,478

Deferred income taxes	8,000	3,488
Borrowings under credit agreement	18,000	18,008

Total Liabilities	$436,656	$351,974

Shareholders’ Equity:
Preferred stock $0.01 par value, 20,000 shares authorized, no shares issued and outstanding	—	—

Common stock $0.01 par value, 80,000 shares authorized, 42,720 and 43,362 shares issued and outstanding	$427	$434
Additional paid-in capital	—	—
Deferred compensation	(5,147)	(8,922)
Retained earnings	335,431	330,205
Accumulated other comprehensive income (loss)	(1,208)	(2,339)

Total shareholders’ equity	329,503	319,378

Total Liabilities and Shareholders’ Equity	$766,159	$671,352

All periods reflect the classification of the Marine Division results as discontinued operations.

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)
Unaudited
(Subject to reclassification)

	For Nine Months Ended
	September 30,
	2004	2003
Operating Activities:
Net income	$57,327	$72,898
Net loss from discontinued operations	31,813	7,412
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,525	38,359
Noncash compensation	11,892	11,395
Noncash income from financial services	(8,123)	(6,724)
Deferred income taxes	(550)	(3,792)
Changes in current operating items:
Trade receivables	(26,711)	(23,339)
Inventories	(31,487)	(66,460)
Accounts payable	79,886	31,922
Accrued expenses	(22,383)	4,501
Income taxes payable	524	23,877
Prepaid expenses and others, net	1,850	(4,628)

Net cash provided by continuing operations	137,563	85,421
Net cash flow provided (used) from discontinued operations	10,499	(10,244)

Net cash provided by operating activities	148,062	75,177
Investing Activities:
Purchase of property and equipment	(61,992)	(43,438)
Investments in finance affiliate and retail credit deposit, net	6,762	(176)

Net cash used for continuing operations investment activities	(55,230)	(43,614)
Net cash used for discontinued operations	(1,091)	(1,965)

Net cash used for investing activities	(56,321)	(45,579)
Financing Activities:
Borrowings under credit agreement	380,000	410,001
Repayments under credit agreement	(380,008)	(410,017)
Repurchase and retirement of common shares	(49,225)	(59,972)
Cash dividends to shareholders	(29,095)	(20,015)
Proceeds from stock issuances under employee plans	10,401	7,503

Net cash used for financing activities	(67,927)	(72,500)

Net increase (decrease) in cash and cash equivalents	23,814	(42,902)
Cash and cash equivalents at beginning of period	82,761	81,193

Cash and cash equivalents at end of period	$106,575	$38,291

All periods reflect the classification of the Marine Division results as discontinued operations.